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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

     Sendelweck, Kenneth L.
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   (Last)               (First)                 (Middle)

     711 Main Street
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                                    (Street)
     Jasper, Indiana  47546
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   (City)               (State)                 (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

     4/27/00

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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

     German American Bancorp (GABC)

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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


              Secretary - Treasurer
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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ]   Form filed by One Reporting Person
   [   ]   Form filed by More than One Reporting Person

====================================================================================================
                       Table I -- Non-Derivative Securities Beneficially Owned
====================================================================================================


                                                     3. Ownership Form:
                          2. Amount of Securities       Direct (D) or      4. Nature of Indirect
1. Title of Security         Beneficially Owned         Indirect (I)          Beneficial Ownership
   (Instr. 4)                (Instr. 4)                 (Instr. 5)            (Instr.5)

Common Stock                    4,219.99                     D

Common Stock                    2,186.06                     I                Joint with Spouse

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
Reminder:  Report on a separate line for each class of  securities  beneficially  owned  directly or indirectly.

                            (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

None

Explanation of Responses:




     /s/ Kenneth L. Sendelweck                                5/8/00
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      **Signature of Reporting Person                          Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

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